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                OPINION OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP

                                   EXHIBIT 8.1
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                                                                     EXHIBIT 8.1



             [LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP]



                                                July 14, 2003

Wilmington Trust Corporation
Rodney Square North
1100 North Market Street
Wilmington, Delaware  19830

           Re:  Registration Statement on Form S-4

Ladies and Gentlemen:

         We have acted as special United States tax counsel to Wilmington Trust Corporation, a Delaware corporation (the "Company"), and are rendering this opinion in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-4 (the "Registration Statement") relating to the registration under the Act of the Company's $250,000,000 aggregate principal amount of 4.875% Subordinated Notes due 2013 (the "Exchange Notes"). The Exchange Notes are to be offered in exchange for the Company's outstanding $250,000,000 aggregate principal amount of 4.875% Subordinated Notes due 2013 issued and sold by the Company on April 4, 2003 in an offering exempt from registration under the Act.

         We are familiar with the proceedings to date with respect to the Registration Statement and have examined such records and documents, have considered such matters of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion.

         Based upon and subject to the foregoing and to all qualifications and limitations expressed therein, the statements under the heading "Certain U.S. Federal Income Tax Considerations for U.S. Holders" in the Prospectus included in the Registration Statement, to the extent they constitute legal conclusions with respect to matters of federal income tax law represent our opinion as to such matters.

         In rendering the foregoing opinion, we express no opinion other than as to the federal income tax laws of the United States. Moreover, our opinion has no binding effect on the United States Internal Revenue Service or the courts of the United States. Accordingly, no assurance can be given that, if the matter were contested, a court would agree with the opinion set forth herein.


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         This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion is rendered as of the date hereof and based on the law and facts in existence on the date hereof, and we do not undertake, and hereby disclaim, any obligation to advise you of any changes in law or fact, whether or not material, which may be brought to our attention at a later date.

         We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus included in the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder. This opinion is not to be used, circulated, quoted, referred to or relied upon by any other person or for any other purpose without our prior written consent.

                                      Very truly yours,

                                      /s/ Ballard Spahr Andrews & Ingersoll, LLP


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